-3-

Exhibit 99.1

                                                                 PR NEWSWIRE

                 NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
           THE DISTRIBUTION FOR THE FIRST QUARTER OF FISCAL 2009


          Red Bank, N.J.  January 28, 2009    The Trustees of North European
Oil Royalty Trust (NYSE-NRT) today announced a quarterly distribution of $1.06 per unit for the first quarter of fiscal 2009, payable on February 25, 2009 to holders of record on February 13, 2009. Natural gas sold during the fourth calendar quarter of 2008 is the primary source of royalty income on which the February distribution is based. John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $1.06 per unit is 39.47% or 30 cents per unit higher than the distribution of 76 cents per unit for the first quarter of fiscal 2008. Further details will be available in the press release announcing the Trust's net income scheduled for release following the annual meeting.

          Royalty income in the first quarter of 2009 was higher than the first quarter of 2008 due to higher gas prices which more than offset the
impact of lower gas sales and lower average exchange rates.   The Trust
receives nearly all of its royalties under two royalty agreements. The Mobil Agreement is the higher royalty rate agreement and covers gas sales from the western half of the Oldenburg concession. The OEG Agreement is the lower royalty rate agreement and covers gas sales from the entire Oldenburg concession.

                                 First Fiscal     First Fiscal     Percentage
                                   Quarter          Quarter          Change
                                Ended 1/31/09    Ended 1/31/08
                                -------------    -------------     ----------
Mobil Agreement:
Gas Sales(Bcf)(1)                 13.699            14.251          - 3.87%
Gas Prices(Ecents/Kwh)(2)         3.1861            2.0876          +52.62%
Gas Prices($/Mcf)(3)              $12.30            $ 8.83          +39.35%
Average Exchange Rate (4)         1.3404            1.4693          - 8.77%


OEG Agreement:
Gas Sales(Bcf)                    34.351            34.716          - 1.05%
Gas Prices(Ecents/Kwh)            3.4411            2.1921          +56.98%
Gas Prices($/Mcf)                 $12.93            $ 9.06          +42.66%
Average Exchange Rate             1.3382            1.4697          - 8.95%

(1) Billion cubic feet
(2) Euro cents per Kilowatt hour
(3) Dollars per thousand cubic feet
(4) Based on exchange rates at which royalty transfers were made


          The cumulative 12-month distribution, which includes this February distribution and the three prior quarterly distributions, is $3.96 per unit. This 12-month cumulative distribution is 42.45% or $1.18 per unit higher than

                                   -4-

the prior 12-month distribution of $2.78 per unit. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact -- John R. Van Kirk, Managing Director, telephone: (732) 741-4008, e-mail: jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website: www.neort.com.